Exhibit 99.3

CONSENT OF GOLDMAN, SACHS & CO.

January 18, 2017

Board of Directors

Tesoro Corporation

19100 Ridgewood Parkway

San Antonio, TX 78259

Re: Amendment No. 1 to the Registration Statement on Form S-4 of Tesoro Corporation, filed on January 18, 2017 Registration No. 333-215080 (“Amendment No. 1 to the Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 16, 2016 (the “Opinion Letter”), with respect to the fairness from a financial point of view to Tesoro Corporation (the “Parent”) of the Consideration (as defined in the Opinion Letter) to be paid by the Parent for each share of Western Refining, Inc. (“Western Refining”) common stock par value $0.01 per share pursuant to the Agreement and Plan of Merger dated as of November 16, 2016 (the “Agreement”), by and among Western Refining, the Parent, Tahoe Merger Sub 1, Inc., a wholly owned subsidiary of the Parent, and Tahoe Merger Sub 2, LLC, a wholly owned subsidiary of the Parent.

The Opinion Letter was provided for the information and assistance of the Board of Directors of the Parent in connection with its consideration of the transaction contemplated therein. We understand that the Parent has determined to include our Opinion Letter in Amendment No. 1 to the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter and firm under the captions “Summary—Opinions of Financial Advisors,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of Tesoro’s Board of Directors and Reasons for the Merger,” “The Merger—Opinion of Goldman Sachs, Tesoro’s Financial Advisor,” “The Merger—Unaudited Forecasted Financial Information,” and in the Agreement attached as Annex A to Amendment No. 1 to the Registration Statement and to the inclusion of our Opinion Letter as Annex F to the Joint Proxy Statement/Prospectus included in Amendment No. 1 to the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 1 to the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Amendment No. 1 to the Registration Statement), proxy statement, prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)